Contact: William Schmitt – QMed, Inc. – 732-544-5544 x1112

QMed, Inc. Receives NASDAQ Delisting Letter

Eatontown, New Jersey, April 18, 2008 – QMed, Inc., (NASDAQ Symbol: QMED) today announced that it has received a NASDAQ staff determination letter dated April 14, 2008, notifying the Company that it has not complied with NASDAQ Marketplace Rule 4350(i)(1)(A) due to its failure to comply with the shareholder approval requirements in connection with a recent financing transaction. The letter stated that the terms of the transaction and completing the financing in violation of shareholder approval rules raises public interest concerns under Marketplace Rule 4300 and IM-4300 and serves as an additional basis for delisting. In addition, the letter indicated that the Company does not comply with the independent director and audit committee composition requirements, as set forth in Marketplace Rules 4350(c) (1) and 4350(d) (2), due to the recent resignation of a director, and is not eligible for a cure period to regain compliance, which serves as an additional basis for delisting.

Accordingly, unless the Company requests an appeal of this determination, trading of the Company’s common stock will be suspended at the opening of business on April 23, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market.

The Company was advised by NASDAQ that the Company may appeal Staff’s determinations to the Panel, pursuant to the procedures set forth in the NASDAQ Marketplace Rule 4800 Series. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision, if received by April 21, 2008 prior to 4:00 pm. If the Company does not appeal Staff’s determination to the Panel, the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a “Form 211”) is cleared. Only a market maker, not the Company, may file a Form 211. Pursuant to Marketplace Rules 6530 and 6540, a form 211 cannot be cleared if the issuer is not current in its filing obligations.

Jane Murray, QMed’s president and CEO, said “we have requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination of non-compliance in regard to our recent financing.”

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Marketplace Rule 4815 prohibits communications relevant to the merits of a proceeding under the Marketplace rule 4800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Marketplace Rule 4815 will be strictly enforced.

The NASDAQ letter also noted, as previously disclosed in our press releases, that on December 18th, 2007, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until June 16th, 2008, to regain compliance.

About QMed, Inc.

QMed has developed evidence-based clinical information management systems for use by health plan customers. The QMed systems incorporate Disease Management services to patients and decision support to physicians. The Company's subsidiaries have specialized in serving high-risk populations of Medicare beneficiaries.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of business and operational conditions, competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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